As filed with the Securities and Exchange Commission on May 16, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

WEBMD CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-32366444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

669 River Drive, Center 2
Elmwood Park, New Jersey
(Address of Registrant’s principal executive offices)

WEBMD CORPORATION 2000 LONG-TERM INCENTIVE PLAN

WEBMD CORPORATION AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN
MEDICAL MANAGER 401(k) PROFIT SHARING PLAN
(Full title of the plan)

CHARLES A. MELE
Executive Vice President, General Counsel and Secretary
WebMD Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(Name and address of agent for service)

(201) 703-3400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Securities to be	Amount to be	Offering Price per		Aggregate Offering		Amount of
Registered	Registered(1)	Share		Price		Registration Fee

Common Stock par value $0.0001 per share:
To be issued for awards under the WebMD Corporation 2000 Long-Term Incentive Plan	10,000,000	$6.465	(2)	$64,650,000	(2)	$5,947.80
To be issued for awards under the WebMD Corporation Amended and Restated 1998 Employee Stock Purchase Plan	3,000,000	$6.465	(2)	$19,395,000	(2)	$1,784.34
To be issued under the Medical Manager 401(k) Profit Sharing Plan	100,000	$6.465	(2)	$646,500	(2)	$59.48
Total	13,100,000	N/A		N/A		$7,791.62

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three subtotals.

(2)	Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the offering price is $6.465 per share of WebMD Corporation (the “Registrant”) common stock, based on the average of the high and low prices of the Registrant’s common stock on the Nasdaq National Market consolidated reporting system on May 10, 2002, and is estimated solely for the purpose of calculating the registration fee.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interest of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
OPINION OF LEWIS H. LEICHER, ESQ.
CONSENT OF ERNST & YOUNG LLP

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8

     The contents of our Registration Statement on Form S-8 (File No. 333-47250), which we filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2000, are hereby incorporated by reference.

Explanatory Statement

     This Registration Statement covers 10 million shares of the Registrant’s common stock that may be offered and sold under the WebMD Corporation 2000 Long-Term Incentive Plan (the “2000 Long-Term Incentive Plan”), 3 million shares of the Registrant’s common stock that may be offered and sold under the WebMD Corporation Amended and Restated 1998 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and 100,000 shares of the Registrant’s common stock that may be offered and sold under the Medical Manager 401(k) Profit Sharing Plan (the “Profit Sharing Plan”).

     We previously filed a Registration Statement covering (i) 10,000,000 shares of the Registrant’s common stock that were initially authorized for awards under the 2000 Long-Term Incentive Plan, (ii) 2,000,000 shares of the Registrant’s common stock that were authorized for awards under the Employee Stock Purchase Plan and (iii) 62,500 shares of the Registrant’s common stock that were available under the Profit Sharing Plan (Registration Statement No. 333-47250, referenced above). An additional 1,000,000 shares of the Registrant’s common stock that were authorized for awards under the Employee Stock Purchase Plan were previously registered on a Form S-8 dated August 9, 1999 (File No. 333-84825). We are filing the present Registration Statement in connection with amendments to the 2000 Long-Term Incentive Plan and Employee Stock Purchase Plan that, among other things, (i) increased the number of shares available for awards from 10,000,000 to 20,000,000 under the 2000 Long-Term Incentive Plan and (ii) increased the number of shares available for awards under the Employee Stock Purchase Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interest of Named Experts and Counsel.

     Lewis H. Leicher, Esq. is an officer of the Registrant and holds options to purchase shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The Registrant’s certificate of incorporation and by-laws provide that it shall, to the maximum extent permitted under Delaware law, indemnify any director or officer of the corporation who is or was made a party to any action or proceeding by reason of the fact that he or she is or was an agent of the corporation, against liability incurred in connection with such action or proceeding. The Registrant has entered into agreements with its directors, executive officers and some of its other officers implementing such indemnification. In addition, the Registrant’s certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. The Registrant may also purchase and maintain insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 8. Exhibits.

     See attached Exhibit list.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmwood Park, State of New Jersey, on May 15, 2002.

WEBMD CORPORATION

By:	/s/ Anthony Vuolo

Name: Anthony Vuolo Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles A. Mele and Anthony Vuolo, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Martin J. Wygod	Chairman of the Board of Directors and	May 14, 2002
Chief Executive Officer
Martin J. Wygod

/s/ Anthony Vuolo	Executive Vice President and	May 14, 2002
Chief Financial Officer
Anthony Vuolo

/s/ Mark J. Adler	Director	May 14, 2002

Mark J. Adler

/s/ Paul A. Brooke	Director	May 14, 2002

Paul A. Brooke

/s/ L. John Doerr	Director	May 14, 2002

L. John Doerr

/s/ Michael A. Singer	Director	May 14, 2002

Michael A. Singer

/s/ James V. Manning	Director	May 14, 2002

James V. Manning

/s/ Herman Sarkowsky	Director	May 14, 2002

Herman Sarkowsky

/s/ Joseph E. Smith	Director	May 14, 2002

Joseph E. Smith

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Tenth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 13, 2000), as amended by Certificate of Change of Registered Agent and Location of Registered Office (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)

4.3	Description of the Registrant’s Capital Stock (incorporated by reference to the Registrant’s Amended Registration Statement on Form S-1 filed with the Commission on February 4, 1999, File No. 333-81268)

4.4	WebMD Corporation 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on August 1, 2000, File No. 333-39592)

4.5	WebMD Corporation Amended and Restated 1998 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Amendment on Form 10-K/A filed with the Commission on April 30, 2002)

5*	Opinion of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant, as to the legality of the securities registered under the 2000 Long-Term Incentive Plan and the Employee Stock Purchase Plan**

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Lewis H. Leicher, Esq., Assistant General Counsel of the Registrant (included in Exhibit 5)

24	Power of Attorney (included on the signature pages to this Registration Statement)

*	Filed herewith.

**	The shares registered on this Registration Statement under the Profit Sharing Plan are not original issuance securities. Pursuant to Item 8(a) of Part II of Form S-8, an opinion of counsel as to the legality of the securities being registered is not required.